Exhibit 99.1
Altera Corporation
101 Innovation Drive
San Jose, CA 95134
Phone: 408-544-7000

INVESTOR CONTACT Scott Wylie, Vice President Investor Relations (408) 544-6996 swylie@altera.com	MEDIA CONTACT Mark Plungy, Senior Manager Public Relations (408) 544-6397 newsroom@altera.com
ALTERA UPDATES FIRST QUARTER REVENUE GUIDANCE
San Jose, Calif., March 3, 2010—Altera Corporation (NASDAQ: ALTR) today announced that, based on quarter-to-date results and the company’s outlook for the remainder of the quarter, first quarter revenue is now expected to be up 7 to 10 percent sequentially. The company’s previous guidance was for sequential growth of 5 to 10 percent.
The company expects solid growth from new products in the first quarter. All four vertical market segments are likely to report sequential improvements. Growth continues in the telecom and wireless market segment as communications equipment manufacturers respond to ongoing Asian demand.
The company will announce first quarter results after the market close on April 20, 2010.
Forward-Looking Statements
Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will”, “expects”, “anticipates”, or other words that imply or predict a future state. Forward-looking statements include the company’s expected first quarter sales and the sales outlook for each of the company’s market segments. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, changes in global economic conditions, customer business environment, the pace of Asian telecommunications deployments, market acceptance of the company’s products, the rate of growth of the company’s new products including the Stratix® II, Stratix II GX, Stratix III, Stratix IV, Stratix IV GX, Stratix IV GT, Cyclone® II, Cyclone III, Arria® GX, Arria II GX, MAX® II and HardCopy® device families, the rate of turns business in the remainder of the quarter, product availability, and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission (SEC) from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera
Altera programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more about Altera’s FPGA, CPLD and ASIC devices at www.altera.com. Follow Altera via Facebook, RSS and Twitter.
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